Exhibit 99.1

Forbes Energy Services to Commence Exchange Offer of 9% Senior Notes Due 2019

ALICE, TEXAS, October 17, 2011 — Forbes Energy Services Ltd. (NASDAQ: FES and TSX: FRB) (the “Company” or the “Issuer”) announced today the commencement on October 11, 2011 of the offer to exchange any and all of the $280,000,000 aggregate principal amount of the Issuer’s outstanding 9% Senior Notes due 2019 (CUSIPs 345143 AA9; 345143 AB 7 & G37948 AB 5) (collectively, the “Old Notes”), which were sold in transactions exempt from registration under the Securities Act of 1933, as amended (the “Act”), for an equal aggregate principal amount of the Issuer’s 9% Senior Exchange Notes due 2019 (CUSIP 345143 AC 5) (the “New Notes”). The issuance of the New Notes has been registered under the Act.

The Company will accept for exchange any and all original notes validly tendered and not validly withdrawn before the expiration time of 5:00 p.m., New York City time on November 8, 2011 (the “Expiration Time”), unless extended. Original notes validly tendered may be withdrawn at any time before the Expiration Time only in accordance with the withdrawal rights set forth in the exchange offer prospectus under the caption “Exchange Offer - Withdrawal of Tenders.”

Copies of the exchange offer prospectus and related transmittal materials governing the exchange offer may be obtained from the exchange agent, Wells Fargo Bank, N.A., Corporate Trust Operations, MAC N9303-121, 6th & Marquette Avenue, Minneapolis, Minnesota 55479, Attention: Reorg. Dept., or by calling 1-800-344-5128.

This release is not an offer to sell or a solicitation of an offer to purchase the New Notes or an offer to purchase or solicitation of an offer to sell the Old Notes.

Forbes Energy Services Ltd. is an independent oilfield services contractor that provides a broad range of drilling-related and production-related services to oil and natural gas companies, primarily onshore in Texas, Mississippi, Pennsylvania and Mexico.

Forward-Looking Statements

This news release contains forward-looking statements, including, in particular, statements about Forbes Energy Services Ltd.’s plans and intentions regarding the exchange of New Notes for Old Notes. These have been based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.

Contacts: Mel Cooper, CFO

Forbes Energy Services Ltd.

361-664-0549

Ken Dennard, Managing Partner

DRG&E / 713-529-6600